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                                                                     EXHIBIT 5.1


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R. A. Harrington                                       Conoco Inc.
Sr. Vice President, Legal, and General Counsel         P.O. Box 4783
                                                       Houston, Texas 77210-4783
                                                       Phone:  (281) 293-1085
                                                       Fax:  (281) 293-1440

September 9, 1998

Board of Directors
Conoco Inc.
600 North Dairy Ashford
Houston, TX  77079

Dear Directors:

I am Senior Vice President, Legal, and General Counsel of Conoco Inc., a Delaware corporation formerly named Conoco Energy Company ("Conoco"). Pursuant to Item 601 (b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act"), I am rendering this opinion in connection with the initial public offering by Conoco of shares (the "Shares") of Conoco's Class A Common Stock, par value $.01 per share (the "Class A Common Stock").

In connection with this opinion, I have examined, directly or indirectly through staff or otherwise, originals or copies, certified or otherwise identified to my satisfaction, of each of the following documents:

         1. the Registration Statement on Form S-1 (File No. 333-60119) as filed with the Securities and Exchange Commission (the "SEC") on July 29, 1998 under the Act;

         2. Amendment No. 1 to the Registration Statement on Form S-1 as filed with the SEC on August 21, 1998 under the Act;

         3. Amendment No. 2 to the Registration Statement on Form S-1 as filed with the SEC on September 9, 1998 under the Act (such Registration Statement on Form S-1, as so amended, being hereinafter referred to as the "Registration Statement");

         4. the form of Underwriting Agreement proposed to be entered into among Conoco, as U.S. issuer, and Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Smith Barney Inc., BT Alex. Brown Incorporated, and Schroder & Co. Inc. as representatives of the several underwriters named therein (the "U.S. Underwriters"), and Morgan Stanley and Co.
                 International Limited, Credit Suisse First Boston (Europe) Limited, Goldman Sachs International, Merrill Lynch International Limited, J.P. Morgan Securities Ltd., Smith Barney Inc.,
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Opinion Re Legality
September 9, 1998
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                 BT Alex. Brown International and J. Henry Schroder & Co.
                 Limited (together with the U.S. Underwriters, the "Underwriters") filed as an exhibit to the Registration Statement (the "Underwriting Agreement");

         5.      a specimen certificate representing the Class A Common Stock;

         6. Conoco's Certificate of Incorporation, as presently in effect and the form of Amended and Restated Certificate of Incorporation to become effective upon consummation of the offerings contemplated by the Registration Statement;

         7. Conoco's By-Laws, as presently in effect and the form of Amended and Restated By-Laws to become effective upon consummation of the offerings contemplated by the Registration Statement;

         8. certain resolutions of Conoco's sole shareholder and the Conoco Board of Directors relating to the adoption of the Amended and Restated Certificate of Incorporation; and


         9. certain resolutions of the Conoco Board of Directors and drafts of certain resolutions (the "Draft Resolutions") of the Pricing Committee of the Conoco Board of Directors (the "Pricing Committee") relating to the issuance and sale of the Shares and related matters.

I have also examined, directly or indirectly through staff or otherwise, originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and other documents, such governmental approvals and filings, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

In giving the opinion below, I have assumed that the signatures on all documents (other than those of Conoco, as to which I make no such assumption) examined by me are genuine, an assumption which I have not independently verified. I have also assumed (without investigation on my part) the legal capacity of all natural persons, the authenticity of all documents submitted for review as originals, the conformity to original documents of all documents submitted for review as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed by parties other than Conoco, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and I have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.
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Opinion Re Legality
September 9, 1998
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Based upon the foregoing it is my opinion that the issuance and sale of the
Shares will have been duly authorized, and the Shares will be legally issued, fully paid and non-assessable when:

         1. Conoco's Amended and Restated Certificate of Incorporation in the form examined by me has been filed with the Secretary of State of Delaware and has become effective;

         2.      the Registration Statement has become effective;

         3.      the Draft Resolutions have been adopted by the Pricing
                 Committee;

         4. the price at which the Shares are to be sold to the Underwriters pursuant to the Underwriting Agreement and other matters relating to the issuance and sale of the Shares have been approved by the Pricing Committee in accordance with the Draft Resolutions;

         5. the Underwriting Agreement has been duly executed and delivered; and

         6. certificates representing the Shares in the form of the specimen certificates examined by me have been manually signed by an authorized officer of the transfer agent and registrar for the Class A Common Stock and registered by such transfer agent and registrar, and delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Class A Common Stock as contemplated by the Underwriting Agreement.

The foregoing opinion is limited to the laws of the United States and the laws of the State of Delaware and I am expressing no opinion as to the effect of the laws of any other jurisdiction. Further, this opinion is furnished by me for the benefit of the addressees and is not to be made available to, nor may it be relied upon, by any other person, firm or entity.

Very truly yours,


R. A. Harrington
Sr. Vice President, Legal, and General Counsel